Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

IMMEDIATE RELEASE

Lantheus Holdings Appoints New Member to its Board of Directors

NORTH BILLERICA, Mass., January 26, 2017 – Lantheus Holdings, Inc. (“Lantheus” or the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today announced the appointment of Julie McHugh as a member of its Board of Directors, effective January 25, 2017. The Company’s Board of Directors now consists of nine members.

Ms. McHugh, who will serve as a member of the Compensation Committee of the Board, brings over 30 years of experience in the pharmaceutical, biotech and medical devices industries. She recently served as Chief Operating Officer of Endo Health Solutions, Inc., where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to that, Ms. McHugh was CEO of Nora Therapeutics, Inc., a venture capital backed biotech start-up company focused on developing novel therapies for the treatment of infertility disorders. Previously, she served as Company Group Chairman for Johnson & Johnson’s worldwide virology business unit, and prior to that, she was President of Centocor, Inc., a J&J subsidiary. In this role, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine). Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc.

Ms. McHugh currently serves on the Board of Directors of Aerie Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., New Xellia Group A/S and Trevena Pharmaceuticals, Inc. She previously served on the Board of Directors of the Biotechnology Industry Organization, the New England Healthcare Institute, the Pennsylvania Biotechnology Association, EPIRUS Pharmaceuticals, Inc. and ViroPharma Inc. Ms. McHugh received a Master of Business Administration from St. Joseph’s University and a Bachelor of Science from Pennsylvania State University.

“We welcome Julie to the Board, and I am confident she will be immensely valuable to our Company and stakeholders,” said Mary Anne Heino, President and CEO. “In addition to her significant business expertise, Julie has a strong background in health policy, innovation and advocacy. We look forward to the industry perspective and strategic acumen Julie brings to the table.”

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. Lantheus is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.

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CONTACT:

Meara Murphy

978-671-8508